                                 EXHIBIT 11.1



                            THE ITALIAN OVEN, INC.
                   Calculation of Net Loss Per Common Share
                                  (Unaudited)


                                               Quarter Ended September 30
                                                     1996      1995*
                                                     ----      -----

Net Loss                                        $(2,947,275) $(579,746)
                                                ===========  ==========
Weighted average common shares outstanding
  during the period                               4,351,991   1,516,727
Effect of shares issued upon conversion of
  preferred stock, after exercise of warrants,
  to common                                              --     550,441
                                                -----------  ----------
Shares used in calculating loss per
  common share                                    4,351,991   2,067,168
                                                ===========  ==========

Net loss per common share                       $     (0.68) $    (0.28)*
                                                ===========  ==========


*  1995 per share and share amounts are computed on a pro forma basis.